Exhibit (107)

Calculation of Filing Fees Tables

Form S-1

(Form Type)

TIAA-CREF Life Insurance Company

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered*	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Annuity		457(o)			[__]	0.0000927	[__]

Fees Previously Paid

Carry Forward Securities	Annuity		415(a)(6)	*					S-1*		*	$[__]

	Total Offering Amount					[__]		[__]

	Net Fee Due							$0

*

Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 6 annuity securities all of which were previously registered for sale under the registrant’s post-effective amendment to its registration statement Form S-1 filed on May 1, 2019 (File No. 333-230440), declared effective by the U.S. Securities and Exchange Commission on April 30, 2021 (the “Prior Registration Statement”). No new registration fee is due in connection with this registration on Form S-1. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.